Exhibit 99.1

INVESTOR CONTACT: Melissa Napier (847) 720-2767 Melissa.Napier@usfoods.com	MEDIA CONTACT: Sara Matheu (847) 720-2392 Sara.Matheu@usfoods.com

US Foods Reports Fourth Quarter and Fiscal Year 2017 Earnings

ROSEMONT, Ill. (BUSINESS WIRE) February 15, 2018 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and fiscal year 2017.

Fourth Quarter 2017 Highlights

•	Total case volume increased 1.9%; independent restaurant case volume increased 7.1%
•	Net sales increased 5.6% to $6.0 billion
•	Gross profit of $1.1 billion increased 4.6%
•	Operating income increased $66 million to $182 million
•	Net income of $256 million increased $179 million
•	Adjusted EBITDA increased 9.4% to $290 million
•	Diluted EPS of $1.15; Adjusted Diluted EPS of $0.44

Fiscal Year 2017 Highlights

•	Total case volume increased 2.9%, independent restaurant case volume increased 5.2%
•	Net sales increased 5.4% to $24.1 billion
•	Gross profit of $4.2 billion increased 4.1%
•	Operating income increased $160 million to $574 million
•	Net income of $444 million increased $234 million
•	Adjusted EBITDA increased 8.8% to $1.1 billion
•	Diluted EPS of $1.97; Adjusted Diluted EPS of $1.38

CEO Perspective

“We had a strong year and delivered on our commitments to expand Gross profit dollars and grow Adjusted EBITDA,” said Chairman and CEO Pietro Satriano. “Through the continued execution of our Great Food. Made Easy. strategy, we increased sales with our targeted customers, including accelerating quarterly volume growth with Independent Restaurants. In 2018, we will continue to leverage our innovative products, industry-leading technology and value-added services to drive profitable growth.”

Fourth Quarter 2017 Results

Total case volume increased 1.9% from the prior year, of which 0.9% was organic growth, and independent restaurant case volume increased 7.1%, of which 5.2% was organic growth. The increase in total case volume was driven by strong growth with targeted independent restaurant, healthcare and hospitality customers, partially offset by the planned exit of select national chain customers.

Net sales of $6.0 billion increased 5.6% from the prior year, driven by total case volume growth, product mix changes, and year-over-year inflation mainly in produce, beef, dairy and grocery categories. Sales from acquisitions completed in fiscal 2017 increased Net sales by approximately 1.7%.

Gross profit of $1.1 billion increased $47 million or 4.6% from the prior year, driven by higher case volumes and margin expansion initiatives, partially offset by higher inbound freight costs related to increases in freight market pricing. Gross profit as a percentage of Net sales was 17.9%. Adjusted Gross profit was $1.1 billion, a 3.9% increase from prior year, driven by higher case volumes and margin expansion initiatives. Adjusted Gross profit as a percentage of Net sales was 17.9%.

Operating expenses were $892 million, a decrease of 2.1% from the prior year. Consistent with the third quarter of fiscal 2017, operating expenses benefitted from lower restructuring costs, lower depreciation and amortization expense due to the full amortization of an intangible asset, and ongoing efforts to reduce operating expenses. These benefits were partially offset by incremental expenses related to higher case volumes and wage costs. Adjusted Operating expenses for the quarter were $784 million, a 2.1% increase from the prior year, primarily driven by higher case volumes.

Operating income was $182 million, a $66 million increase from the prior year.

Net income for the quarter was $256 million, up $179 million from $77 million in the prior year, as a result of the volume, Gross profit and Operating expense factors discussed above as well as benefits from recent U.S. federal income tax legislation. The recent passage of U.S. tax reform legislation resulted in an overall net tax benefit of $118 million in the quarter, which is inclusive of a $173 million non-cash benefit resulting from a favorable adjustment to our deferred income tax liability due to tax reform legislation. Adjusted EBITDA of $290 million increased $25 million, or 9.4% compared to prior year. Diluted EPS was $1.15 and Adjusted Diluted EPS was $0.44.

Fiscal Year 2017 Results

For the fiscal year, total case volume increased 2.9%, of which 1.7% was organic growth, and independent restaurant case volume increased 5.2%, of which 3.7% was organic growth. The increase in total case volume reflects strong growth with independent restaurant, healthcare and hospitality customers.

Net sales of $24.1 billion increased 5.4% from the prior year, primarily driven by higher case volumes, product mix changes and year-over-year inflation in several center of the plate categories as well as produce and grocery. Sales from acquisitions completed in fiscal 2017 increased Net sales by approximately 1.6%.

Gross profit of $4.2 billion increased $165 million or 4.1% from the prior year, driven by higher case volumes, favorable customer mix, and margin expansion initiatives, which were partially offset by the adverse year-over-year LIFO reserve changes. Gross profit as a percentage of Net sales was 17.5%.

Adjusted Gross profit was $4.2 billion, a 4.9% increase from the prior year, driven by higher case volumes and margin expansion initiatives. Adjusted Gross profit as a percentage of net sales was 17.5%.

Operating expenses were $3.6 billion, an increase of 0.1% from the prior year. Operating expenses for the year benefitted from lower restructuring costs, lower depreciation and amortization expense due to the full amortization of an intangible asset and ongoing efforts to reduce operating expenses. These benefits were partially offset by incremental expenses related to higher case volumes and wage costs. Adjusted Operating expenses for the year were $3.2 billion, a 3.7% increase from the prior year, primarily driven by higher case volumes.

Operating income was $574 million, a $160 million increase from the prior year.

Net income for the year was $444 million, up $234 million from $210 million in the prior year, driven by improved business results, lower interest expense and the volume, Gross profit, Operating expense and deferred income tax factors discussed above. Adjusted EBITDA of $1.1 billion increased $86 million, or 8.8% compared to the prior year. Diluted EPS was $1.97 and Adjusted Diluted EPS was $1.38.

Cash Flow and Capital Transactions

Net cash provided by operating activities for the year was $748 million, an increase of $192 million from the prior year related to the increase in Operating income which was driven by improved business performance and reduced Interest expense. Cash capital expenditures for the year totaled $221 million, an increase of $57 million from prior year, due to the timing of payments made for assets acquired late in the fourth quarter of 2016 and increased capital spending, as planned.

In December the company purchased and retired 10 million shares of common stock from its former private equity sponsors as part of the final secondary offering of the company’s common stock. The $280 million repurchase price was funded primarily with borrowings under the company’s secured asset based revolving credit facility.

Net Debt at the end of the year was $3.6 billion, a decrease of $13 million versus the end of the prior year. The ratio of Net Debt to Adjusted EBITDA was 3.4x at the end of the year, down from 3.8x at the end of the prior year.

Outlook for Fiscal Year 2018

For fiscal year 2018 the company expects total case volume growth of 1-2%, Net sales growth of 3-4%, Adjusted EBITDA growth of 6-8% and Adjusted Diluted EPS of $2.00-$2.10. For Q1 fiscal 2018, we expect year-over-year Adjusted EBITDA growth to be approximately 100 basis points below the low end of the range, primarily due to poor weather conditions and timing of the New Year’s holiday. Adjusted EBITDA growth is expected to sequentially accelerate through the fiscal year. The company is also raising its mid-term target for Adjusted EBITDA growth from 7-10% to 8-10%.

The company expects fiscal year 2018 Interest expense to be approximately $175-$180 million. Cash capital expenditures during fiscal 2018 are expected to be approximately $250-$260 million, and fleet capital leases are expected to be approximately $80 million. Depreciation and amortization expenses for fiscal year 2018 are expected to be approximately $340-$350 million. The company’s adjusted effective tax rate for fiscal year 2018 is estimated to be approximately 25-26%.

Conference Call and Webcast Information

US Foods fourth quarter and fiscal year 2017 earnings call will be broadcast live via the internet on February 15, 2018 at 9:00 a.m. CST. The call can also be accessed live over the phone by dialing (844) 292-0976; the conference ID number is 73186016.

The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $24 billion in annual revenue. Visit www.usfoods.com to learn more.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including those statements under “Outlook for Fiscal 2018”. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.  These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results.  Our actual results could differ materially from those expressed in the forward-looking statements.  There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this release. Such risks, uncertainties, and other important factors include, among others: our ability to remain profitable during times of cost inflation/deflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; restrictions and limitations placed on us by agreements and instruments governing our debt; any change in our relationships with group purchasing organizations; any change in our relationships with long-term customers; our ability to increase sales to independent restaurant customers; our ability to successfully consummate and integrate acquisitions; our ability to achieve the benefits that we expect from our cost savings initiatives; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including related to environmental, health, safety, food safety, transportation, labor and employment, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits and pension plans; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (“SEC”) on February 28, 2017. All forward-looking statements made in this release are qualified by these cautionary statements. The forward-looking statements contained in this release speak only as of the date of this release.  We undertake no obligation, other than as may be required by law, to update or revise any forward-looking statements. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net income and Adjusted Diluted EPS as supplemental measures to GAAP measures regarding our operational performance. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve changes and hurricane related inventory losses and relief donations. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance, as well other items noted in our debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring benefits and charges, tangible asset impairments, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items as specified in our debt agreements.

We use Net Debt to review the liquidity of our operations. Net Debt is defined as total debt net of restricted cash held on deposit in accordance with our credit agreements, and total Cash and cash equivalents remaining on the balance sheet as of December 30, 2017. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring benefits and charges, tangible asset impairments, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, the non-cash impacts of LIFO reserve adjustments, Business transformation costs (costs associated with the redesign of systems and processes), and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

We use Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure.  We believe the presentation of Adjusted Diluted EPS is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance.  We also believe that the presentation of Adjusted EBITDA and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We are not providing a reconciliation of our full fiscal year 2018 Adjusted EBITDA or Adjusted Diluted EPS outlook because we are not able to accurately estimate all of the adjustments on a forward-looking basis and such items could have a significant impact on our GAAP financial results as a result of their variability.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA, Net Debt, Adjusted Net Income and Adjusted Diluted EPS may not be the same as similar measures used by other companies.  Not all companies and analysts calculate these measures in the same manner.  We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

###

US FOODS HOLDING CORP.

Consolidated Balance Sheets

(Unaudited)

($ in millions)*	December 30, 2017	December 31, 2016

ASSETS
Current assets
Cash and cash equivalents	$119	$131
Accounts receivable, less allowances of $26 and $25	1,302	1,226
Vendor receivables, less allowances of $3 and $2	97	106
Inventories—net	1,208	1,223
Prepaid expenses	80	73
Assets held for sale	5	21
Other current assets	8	10
Total current assets	2,819	2,789
Property and equipment—net	1,801	1,768
Goodwill	3,967	3,908
Other intangibles—net	364	387
Deferred tax assets	22	34
Other assets	65	58
Total assets	$9,037	$8,944

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank checks outstanding	$154	$143
Accounts payable	1,289	1,295
Accrued expenses and other current liabilities	451	456
Current portion of long-term debt	109	76
Total current liabilities	2,003	1,970
Long term debt	3,648	3,706
Deferred tax liabilities	263	381
Other long-term liabilities	372	351
Total liabilities	6,286	6,407

Shareholders' equity:
Common stock	2	2
Additional paid-in capital	2,721	2,791
Accumulated earnings (deficit)	124	(136)
Accumulated other comprehensive loss	(96)	(119)
Total shareholders’ equity	2,751	2,538
Total liabilities and shareholders' equity	$9,037	$8,944

* Amounts may not add due to rounding

US FOODS HOLDING CORP.

Consolidated Statements of Operations

(Unaudited)

	13-Weeks Ended		52-Weeks Ended
($ in millions, except share and per share data)*	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016

Net sales	$5,996	$5,678	$24,147	$22,919
Cost of goods sold	4,923	4,651	19,930	18,866
Gross profit	1,074	1,027	4,218	4,053
Distribution, selling and administrative costs	895	897	3,644	3,586
Restructuring (benefit) charges and tangible asset impairments	(4)	15	(1)	53
Total operating expenses	892	911	3,644	3,639
Operating income	182	116	574	414
Interest expense—net	44	39	170	229
Loss on extinguishment of debt	-	-	-	54
Income before income taxes	138	76	404	131
Income tax benefit	(118)	(1)	(40)	(79)
Net income	$256	$77	$444	$210
Net income per share
Basic	$1.16	$0.35	$2.00	$1.05
Diluted	$1.15	$0.34	$1.97	$1.03
Weighted-average common shares outstanding
Basic	221,606,591	220,711,716	222,383,038	200,129,868
Diluted	223,678,006	225,522,264	225,663,785	204,024,726
Distribution declared and paid per share	$-	$-	$-	$3.94

* Amounts may not add due to rounding

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	52-Weeks Ended
($ in millions)*	December 30, 2017	December 31, 2016
Cash Flows From Operating Activities:
Net income	$444	$210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	378	421
Gain on disposal of property and equipment-net	(4)	(6)
Tangible asset impairment charges	2	-
Loss on extinguishment of debt	-	54
Amortization and write-off of deferred financing costs	6	7
Amortization of Senior Notes original issue premium	-	(2)
Insurance proceeds related to operating activities	-	10
Insurance benefit in net income	-	(10)
Deferred tax benefit	(123)	(80)
Share-based compensation expense	21	18
Provision for doubtful accounts	18	11
Changes in operating assets and liabilities, net of business acquisitions:
(Increase) decrease in receivables	(67)	22
Decrease (increase) in inventories	40	(101)
(Increase) decrease in prepaid expenses and other assets	(24)	6
Increase in accounts payable and bank checks outstanding	17	131
Increase (decrease) in accrued expenses and other liabilities	41	(136)
Net cash provided by operating activities	748	556
Cash Flows From Investing Activities:
Acquisition of businesses—net of cash	(182)	(122)
Proceeds from sales of property and equipment	26	17
Purchases of property and equipment	(221)	(164)
Investment in Avero, LLC	-	(8)
Investment in marketable securities	-	(485)
Proceeds from redemption of industrial revenue bonds	22	-
Net cash used in investing activities	(356)	(762)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	2,550	2,707
Proceeds from debt refinancings	-	2,214
Principal payments on debt and capital leases	(2,650)	(4,141)
Repayment of industrial revenue bonds	(22)	-
Redemption of Old Senior Notes	-	(1,377)
Payment for debt financing cost and fees	(1)	(26)
Net proceeds from initial public offering	-	1,114
Cash distribution to shareholders	-	(666)
Contingent consideration paid for business acquisitions	(6)	-
Proceeds from employee share purchase plan	16	3
Proceeds from exercise of stock options	18	-
Tax withholding payments for net share-settled equity awards	(28)	-
Proceeds from common stock sales	-	3
Common stock repurchased	(280)	-
Common stock and share-based awards settled	(1)	(11)
Net cash used in financing activities	(405)	(180)
Net decrease in cash and cash equivalents	(12)	(387)
Cash and cash equivalents—beginning of period	131	518
Cash and cash equivalents—end of period	$119	$131

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	52-Weeks Ended
($ in millions)*	December 30, 2017	December 31, 2016
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest (net of amounts capitalized)	$158	$223
Income taxes paid—net	11	5
Non-cash Investing and Financing Activities:
Property and equipment purchases included in accounts payable	31	50
Capital lease additions	91	80
Cashless exercise of equity awards	30	-
Contingent consideration payable for business acquisitions	4	8
Marketable securities transferred in connection with
the legal defeasance of the CMBS Fixed Loan Facility	-	485
CMBS Fixed Loan Facility defeasance	-	472
Restricted cash transferred to Cash and cash equivalents	-	6

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data)*	December 30, 2017	December 31, 2016	Change	%
Net income (GAAP)	$256	$77	$179	232.5%
Interest expense—net	44	39	5	12.8%
Income tax benefit	(118)	(1)	(117)	NM
Depreciation and amortization expense	83	107	(24)	(22.4)%
EBITDA (Non-GAAP)	265	222	43	19.4%
Adjustments:
Restructuring (benefit) charges and tangible asset impairments (1)	(4)	15	(19)	(126.7)%
Share-based compensation expense (2)	6	4	2	50.0%
LIFO reserve change (3)	-	7	(7)	NM
Pension settlements (4)	15	-	15	NM
Business transformation costs (5)	7	11	(4)	(36.4)%
Other (6)	1	6	(5)	(83.3)%
Adjusted EBITDA (Non-GAAP)	290	265	25	9.4%
Depreciation and amortization expense	(83)	(107)	24	(22.4)%
Interest expense—net	(44)	(39)	(5)	12.8%
Income tax (provision) benefit, as adjusted (7)	(65)	1	(66)	NM
Adjusted Net income (Non-GAAP)	$98	$120	$(22)	(18.3)%

Diluted EPS (GAAP)	$1.15	$0.34	$0.81	237.2%
Restructuring (benefit) charges and tangible asset impairments (1)	(0.02)	0.07	(0.09)	NM
Share-based compensation expense (2)	0.03	0.02	0.01	50.0%
LIFO reserve change (3)	-	0.03	(0.03)	NM
Pension settlements (4)	0.07	-	0.07	NM
Business transformation costs (5)	0.03	0.05	(0.02)	(40.0)%
Other (6)	-	0.03	(0.03)	NM
Income tax impact of adjustments (7)	(0.82)	-	(0.82)	NM
Adjusted Diluted EPS (Non-GAAP)	$0.44	$0.53	$(0.09)	(17.0)%

Weighted-average diluted shares outstanding	223,678,006	225,522,264

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	13-Weeks Ended
($ in millions, except share and per share data)*	December 30, 2017	December 31, 2016	Change	%
Gross profit (GAAP)	1,074	1,027	$47	4.6%
LIFO reserve change (3)	-	7	(7)	NM
Adjusted Gross profit (Non-GAAP)	$1,074	$1,034	$40	3.9%

Operating expenses (GAAP)	892	911	$(19)	(2.1)%
Depreciation and amortization expense	(83)	(107)	24	(22.4)%
Restructuring benefit (charges) and tangible asset impairments (1)	4	(15)	19	(126.7)%
Share-based compensation expense (2)	(6)	(4)	(2)	50.0%
Pension settlements (4)	(15)	-	(15)	NM
Business transformation costs (5)	(7)	(11)	4	(36.4)%
Other (6)	(1)	(6)	5	(83.3)%
Adjusted Operating expenses (Non-GAAP)	$784	$768	$16	2.1%

*Amounts may not add due to rounding.

NM - Not Meaningful

(1)

Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges and gains on sale, organizational realignment costs and estimated multiemployer pension withdrawal liabilities and settlements.

(2)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(3)	Represents the non-cash impact of LIFO reserve adjustments.
(4)	Consists of settlement charges resulting from lump-sum payments to retirees and former employees participating in several Company-sponsored pension plans.
(5)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)	Other includes gains, losses or charges as specified under our debt agreements.
(7)

Represents our income tax benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in 2016. We were required to reflect the portion of the valuation allowance release related to the 2016 ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely. We maintained a valuation allowance on certain state net operating loss and tax credit carryforwards expected to expire unutilized as a result of insufficient forecasted taxable income in the carryforward period, or the utilization of which are subject to limitation.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	52-Weeks Ended
($ in millions, except share and per share data)*	December 30, 2017	December 31, 2016	Change	%
Net income (GAAP)	444	210	$234	111.4%
Interest expense—net	170	229	(59)	(25.8)%
Income tax benefit	(40)	(79)	39	(49.4)%
Depreciation and amortization expense	378	421	(43)	(10.2)%
EBITDA (Non-GAAP)	952	782	170	21.7%
Adjustments:
Sponsor fees (1)	-	36	(36)	NM
Restructuring (benefit) charges and tangible asset impairments (2)	(1)	53	(54)	(101.9)%
Share-based compensation expense (3)	21	18	3	16.7%
LIFO reserve change (4)	14	(18)	32	(177.8)%
Loss on extinguishment of debt (5)	-	54	(54)	NM
Pension settlements (6)	18	-	18	NM
Business transformation costs (7)	40	37	3	8.1%
Other (8)	14	11	3	27.3%
Adjusted EBITDA (Non-GAAP)	1,058	972	86	8.8%
Depreciation and amortization expense	(378)	(421)	43	(10.2)%
Interest expense—net	(170)	(229)	59	(25.8)%
Income tax provision, as adjusted (9)	(198)	(1)	(197)	NM
Adjusted Net income (Non-GAAP)	$312	$321	$(9)	(2.8)%

Diluted EPS (GAAP)	$1.97	$1.03	$0.94	91.3%
Sponsor fees (1)	-	0.18	(0.18)	NM
Restructuring (benefit) charges and tangible asset impairments (2)	-	0.26	(0.26)	NM
Share-based compensation expense (3)	0.09	0.09	-	0.0%
LIFO reserve change (4)	0.06	(0.09)	0.15	(166.7)%
Loss on extinguishment of debt (5)	-	0.26	(0.26)	NM
Pension settlements (6)	0.08	-	0.08	NM
Business transformation costs (7)	0.18	0.18	-	0.0%
Other (8)	0.06	0.05	0.01	20.0%
Income tax impact of adjustments (9)	(1.06)	(0.39)	(0.67)	172.7%
Adjusted Diluted EPS (Non-GAAP)	$1.38	$1.57	$(0.19)	(12.1)%

Weighted-average diluted shares outstanding	225,663,785	204,024,726

*Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

(Unaudited)

	52-Weeks Ended
($ in millions, except share and per share data)*	December 30, 2017	December 31, 2016	Change	%
Gross profit (GAAP)	$4,218	$4,053	$165	4.1%
LIFO reserve change (4)	14	(18)	32	(177.8)%
Impact from hurricanes (10)	2	-	2	NM
Adjusted Gross profit (Non-GAAP)	$4,234	$4,035	$199	4.9%

Operating expenses (GAAP)	$3,644	$3,639	$5	0.1%
Depreciation and amortization expense	(378)	(421)	43	(10.2)%
Sponsor fees (1)	-	(36)	36	NM
Restructuring benefit (charges) and tangible asset impairments (2)	1	(53)	54	(101.9)%
Share-based compensation expense (3)	(21)	(18)	(3)	16.7%
Pension settlements (6)	(18)	-	(18)	NM
Business transformation costs (7)	(40)	(37)	(3)	8.1%
Other (8)	(12)	(11)	(1)	9.1%
Adjusted Operating expenses (Non-GAAP)	$3,176	$3,063	$113	3.7%

*Amounts may not add due to rounding.

NM - Not Meaningful

(1)

Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.

(2)

Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges and gains on sale, organizational realignment costs and estimated multiemployer pension withdrawal liabilities and settlements.

(3)	Share-based compensation expense for vesting of stock awards and employee share purchase plan.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)

Includes fees paid to debt holders, third party costs, the write off of certain pre-existing unamortized deferred financing costs and unamortized issue premium, an early redemption premium, and the loss on our September 2016 CMBS Fixed Facility defeasance.

(6)	Consists of settlement charges resulting from lump-sum payments to retirees and former employees participating in several Company-sponsored pension plans.
(7)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(8)	Other includes gains, losses or charges as specified under our debt agreements.
(9)

Represents our income tax benefit adjusted for the tax effect of pre-tax items excluded from Adjusted Net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted Net income is computed using a statutory tax rate after considering the impact of permanent differences and valuation allowances. We released the valuation allowance against federal and certain state net deferred tax assets in 2016. We were required to reflect the portion of the valuation allowance release related to the 2016 ordinary income in the estimated annual effective tax rate and the portion of the valuation allowance release related to future years’ income discretely. We maintained a valuation allowance on certain state net operating loss and tax credit carryforwards expected to expire unutilized as a result of insufficient forecasted taxable income in the carryforward period, or the utilization of which are subject to limitation.

(10)	Impact from hurricanes consists of costs recognized in cost of sales for inventory losses from recent hurricanes and product donations that we made for hurricane relief.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation

Net Debt and Net Leverage Ratios

($ in millions, except ratios)*	December 30, 2017	December 31, 2016

Total Debt (GAAP)	$3,757	$3,782
Cash and cash equivalents	(119)	(131)
Net Debt (Non-GAAP)	$3,638	$3,651

Adjusted EBITDA (1)	$1,058	$972

Net Leverage Ratio (2)	3.4	3.8

**Individual components may not add to total presented due to rounding

(1)	Trailing Twelve Months (TTM) EBITDA
(2)	Net debt/(TTM) Adjusted EBITDA